Exhibit (i)

DYKEMA GOSSETT PLLC

400 Renaissance Center

Detroit, Michigan 48243

July 15, 2005

Board of Trustees

Ambassador Funds

211 West Fort Street, Suite 720

Detroit, MI 48226

Gentlemen:

As counsel for Ambassador Funds, a Delaware business trust (the “Trust”), we have examined the proceedings taken and being taken for the registration by the Trust under the Securities Act of 1933, as amended, of an indefinite number of shares (the “Shares”) of beneficial interest, no par value, in the Trust’s series designated as the “Ambassador Enhanced S&P 500 Index Fund.”  The Trust is on this date filing a Post-Effective Amendment to its Registration Statement on Form N-1A (Reg. No. 333-36796)(the “Registration Statement”).  We have examined all instruments, documents and records which, in our opinion, were necessary for the purpose of rendering this opinion.  Based upon our examination, we are of the opinion that the Shares will be, if and when issued by the Trust in the manner and upon the terms set forth in the Registration Statement, validly authorized and issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Trust’s Registration Statement on Form N-1A, as it is proposed to be amended.

Sincerely,

Dykema Gossett pllc

/S/ DYKEMA GOSSETT PLLC

PRR/mmh